Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into effective as of September 6, 2012 (the “Effective Date”), by and between Oryon Technologies, Inc., a Nevada corporation (the “Company”), and Thomas P. Schaeffer (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Executive has served as President and Chief Executive Officer of a subsidiary of the Company since July 15, 2011, and the Company since May 4, 2012, and the Company and the Executive desire to enter into an employment arrangement and this Agreement (i) to assure the Company of the continuing and exclusive service of the Executive and (ii) to set forth the terms and conditions of the Executive’s employment with the Company.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties agree as follows:

1. Employment.

1.1 Title and Duties. The Company hereby employs the Executive as its President and Chief Executive Officer. The Executive’s duties, responsibilities and authority shall be consistent with the Executive’s position and shall include such other duties, responsibilities and authority as may be assigned to the Executive by the Board of Directors of the Company (the “Board”). The Executive shall report directly to the Board.

1.2 Services and Exclusivity of Services. The Company and the Executive recognize that the services to be rendered by the Executive are of such a nature as to be peculiarly rendered by the Executive, encompass the individual ability, managerial skills and business experience of the Executive and cannot be measured exclusively in terms of hours or services rendered in any particular period. The Executive agrees to devote his full business time and to use his best efforts, energy and ability exclusively toward advancing the business, affairs and interests of the Company, and matters related thereto.

2. Term. The term of this Agreement (the “Term”) shall commence on the Effective Date and shall continue for a period of two (2) years thereafter; provided, however, that at the end of each year, commencing only at the expiration of the original two-year Term, the Term shall be extended for an additional one-year period unless the Executive’s employment with the Company is terminated in accordance with Section 5 prior to the end of the original Term or any subsequent renewal Term.

3. Compensation.

3.1 Base Salary. The Company agrees, as described below, that for performing the duties described in Section 1.1 it shall pay the Executive initially for the first year at the rate of $223,750 and for subsequent years at the rate of $150,000.00 per year (the “Base Salary”), payable in accordance with the Company’s customary payroll policy but not less frequently than monthly. The Company will withhold from the Executive’s compensation all sums required by federal, state, and local laws, and all other sums as the Executive and the Company may agree to. Such Base Salary shall be reviewed for increase (but not decrease) in the sole discretion of the Compensation Committee of the Board (the “Compensation Committee”) not less frequently than annually during the Term. In conducting any such review, the Compensation Committee shall consider and take into account, among other things, any change in the Executive’s responsibilities, performance of the Executive, and compensation of other similarly situated executives of other comparable companies and other pertinent factors. The Executive’s Base Salary shall not be decreased except upon mutual agreement between the parties.

3.2 Bonuses; Incentive, Savings and Retirement Plans; Welfare Benefit Plans.

(a) The Executive shall be entitled to participate in all annual and long-term bonuses and incentive, savings and retirement plans generally available to other similarly situated executive employees of the Company. The Executive, and the Executive’s family as the case may be, shall be eligible to participate in and receive all benefits under welfare benefit plans, practices, programs and policies provided to other similarly situated executive employees of the Company, including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs. Nothing contained herein will require the Company to establish any of the benefits referred to in this Section 3.2, and if established the Company reserves the right to modify, suspend or discontinue any and all of its benefits referred to in this Section 3.2 at any time without recourse by the Executive so long as such action is taken generally with respect to other similarly situated executive employees and does not single out the Executive. Notwithstanding the foregoing, the Company shall use its commercially reasonable efforts to maintain disability insurance and life insurance to provide for the payments in Section 5.2, provided that the Company’s obligation with respect to such insurance shall be conditioned upon the Executive submitting to any medical examinations requested by any prospective insurers, and provided, further, that the Company shall have no obligation to pay monthly premiums for such disability insurance policy in excess of $300 or monthly premiums for such life insurance in excess of $300.

(b) The Executive shall be eligible to receive an annual incentive cash bonus based upon meeting or exceeding the performance, operational and managerial criteria and measurements negotiated and mutually agreed upon by the Executive and the Compensation Committee or the Board in writing in advance of each such fiscal year (the “Annual Bonus”), but only if and to the extent such criteria and measurements are negotiated and mutually agreed; provided that the Executive shall be entitled to a bonus of at least $25,000 for the year ending December 31, 2012. The Annual Bonus shall also include any amounts determined to be paid to the Executive in the sole discretion of the Compensation Committee or the Board. All such Annual Bonus payments shall be reduced by any required withholding and other authorized deductions. Any Annual Bonus that becomes payable to the Executive pursuant to this Agreement shall be paid between January 1 and March 15 of the year following the year for which such bonus was earned.

3.3 Fringe Benefits. The Executive shall be entitled to receive fringe benefits consistent with the Executive’s duties and position, and in accordance with the benefits provided to other similarly situated executive employees of the Company. The Company reserves the right to modify, suspend or discontinue any and all of its fringe benefits referred to in this Section 3.3 at any time without recourse by the Executive so long as such action is taken generally with respect to other similarly situated executive employees and does not single out the Executive.

3.4 Expenses. The Executive shall be entitled to reimbursement for expenses incurred in the furtherance of the business of the Company in accordance with the Company’s practices and procedures, as they may exist from time to time. The Company shall reimburse the Executive’s legal fees and expenses in connection with the negotiation of this Agreement, up to a maximum of $3,500. The Executive shall keep complete and accurate records of all expenditures such that the Executive may fully account according to the Company’s practices and procedures.

3.5 Vacation. The Executive shall be entitled to three weeks paid vacations and other absences from work that are reasonably consistent with the performance of the Executive’s duties as provided in this Agreement. Such vacations and absences shall be consistent with those generally provided to other similarly situated executive employees.

3.6 Option Awards. The Company shall grant the Executive options to purchase 500,000 shares of common stock on the Effective Date, and options to purchase an additional 500,000 shares on each of the first two (2) anniversaries of the Effective Date, in each case to the extent that the Executive’s employment is continuing pursuant to this Agreement at that time. Each such option shall be granted pursuant to the Company’s 2012 Equity Incentive Plan (the “Plan”), and shall have an exercise price equal to the Fair Market Value (as defined in the Plan) on its respective grant date, will vest in full on the first anniversary of the respective grant (provided, that one half of the initial option to purchase 500,000 shares shall vest immediately and the remaining one half shall vest on the first anniversary of the date of grant) and will have a term of ten (10) years. The Company shall file a registration statement with respect to the shares underlying the options on a Form S-8 within sixty (60) days after the date of grant.

4. Confidential Information; Non-solicitation; Non-competition.

4.1 General. The Executive acknowledges that during employment by and as a result of a relationship with the Company, the Executive will obtain knowledge of and gain access to information regarding the Company’s business, operations, products, proposed products, production methods, processes, customer lists, advertising, marketing and promotional plans and materials, price lists, pricing policies, financial information and other trade secrets, confidential information and material proprietary to the Company or designated as being confidential by the Company which is not generally known to non-Company personnel, including information and material originated, discovered or developed in whole or in part by the Executive (collectively referred to herein as “Confidential Information”). The Executive agrees that during the Term of this Agreement and, to the fullest extent permitted by law, thereafter, the Executive will hold all Confidential Information strictly in confidence and will not directly or indirectly reveal, report, disclose, publish or transfer any of such Confidential Information to any person, firm or other entity, or utilize any of the Confidential Information for any purpose, except in furtherance of the Executive’s employment under this Agreement.

4.2 Proprietary Interest. All inventions, designs, improvements, patents, copyrights, discoveries, innovations, creations, methods, and formulae (collectively the “Inventions”) conceived by the Executive during the Term of this Agreement that are useful in or directly or indirectly related to the business of the Company or to any experimental work carried on by the Company, shall be the sole and exclusive property of the Company. The Executive will promptly and fully disclose to the Company all such Inventions (whether developed individually or with other persons) and shall take all steps necessary and reasonably required to assure the Company’s ownership thereof and to assist the Company in protecting or defending the Company’s proprietary rights therein. Without limiting the foregoing, the Executive also acknowledges that all original works of authorship which are made by the Executive (solely or jointly with others) within the scope of his employment or which relate to the business of the Company and which are protectable by copyright are “works made for hire” pursuant to the United States Copyright Act (17 U.S.C. Section 101). The Executive hereby assigns to the Company all of his right, title and interest in and to all of the foregoing. The Executive further represents that, to the best of his knowledge and belief, none of the Inventions will violate or infringe upon any right, patent, copyright, trademark or right of privacy, or constitute libel or slander against or violate any other rights of any person, firm or corporation, and that the Executive will use his best efforts to prevent any such violation.

4.3 Return of Materials. The Executive expressly acknowledges that all lists, books, records and other Confidential Information of the Company obtained in connection with the Company’s business is the exclusive property of the Company and that upon the expiration or earlier termination of this Agreement, the Executive will immediately surrender and return to the Company all such items and all other property belonging to the Company then in the possession of the Executive, and the Executive shall not make or retain any copies thereof.

4.4 Non-solicitation of Employees, Contractors, Customers and Suppliers. The Executive covenants that, during his employment with the Company and, provided that the Company has made any required severance payments to the Executive, except to the extent being disputed, in good faith, by the Company, for a period of one (1) year from the date of termination of his employment with the Company, he will not directly or indirectly (a) induce or attempt to induce any employee of, or independent contractor to, the Company to terminate his or her employment or (b) without prior written consent of the Company, offer employment or an independent contractor relationship either on behalf of himself or on behalf of any other individual or entity to any employee of, or independent contractor to, the Company or to any terminated employee of, or independent contractor to, the Company (provided, that the foregoing provisions shall not apply to Nancy Skole or Dan Gulden). The Executive further covenants that during his employment with the Company and, provided that the Company has made any required severance payments to the Executive, except to the extent being disputed, in good faith, by the Company, for a period of one (1) year from the date of termination of his employment with the Company, he will not directly or indirectly attempt to induce any customer or supplier of the Company to cease being a customer or supplier of the Company. The Company shall pay, when due, any amount of any required severance payment that is not being disputed, in good faith.

4.5 Non-competition. The Executive acknowledges and agrees that the Confidential Information the Company shall provide him will enable him to injure the Company if he should compete with the Company (including for purposes hereof, any subsidiary of the Company). In addition to the foregoing, the Company shall share with the Executive the Company’s business goodwill, including the Company’s valuable customer relationships, the Company’s positive reputation in the business community, the Company’s ability to transact business for its clients, the Company’s broad market knowledge and intelligence, and the skill of the Company’s other employees who will work together with the Executive in executing efficient transactions on behalf of clients. Furthermore, the Company will reimburse the Executive as provided in this Agreement for client entertainment expenses, so that the Executive may deepen his social and business relationships with clients by interacting with them in pleasant social environments. The Executive acknowledges that such sharing of business goodwill, encouraging client entertainment at the Company’s expense, and enabling the Executive to efficiently transact business on behalf of clients will permit the Executive to establish new client relationships and deepen existing client relationships, which relationships benefit the Company’s business goodwill. Executive further acknowledges that this business goodwill is a core asset of the Company and is essential for the Company’s continued existence. Therefore, the Executive hereby agrees that during the Executive’s employment, and for a period of one (1) year thereafter (the “Restricted Period”), the Executive shall not, without the Company’s prior written consent, which may be withheld in the Company’s sole discretion, directly or indirectly: (a) invest in (other than investments in publicly-owned companies which constitute not more than 1% of the voting securities of any such company) a Competing Business (as defined below) or (b) participate in a Competing Business as a manager, employee, director, officer, consultant, independent contractor, or other capacity or otherwise provide, directly or indirectly, services or assistance to a Competing Business in a position that involves input into or direction of the Competing Business’s decisions. “Competing Business” means any business that (a) offers products and/or services that reasonably could be considered to be competitive with those products and/or services offered by the Company and its subsidiaries at the time of termination or (b) that are planned to be offered, and the Company reasonably expects could have been offered by the Company but for the termination of the Executive, within one (1) year of such time. The restrictions set forth in this Section shall apply throughout the United States.

4.6 Reasonableness of Restrictions. The Executive further recognizes and acknowledges that (a) the types of activities which are prohibited by this Section 4 are narrow and reasonable in relation to the skills which represent the Executive’s principal salable asset both to the Company and to his other prospective employers and (b) the time period and geographical scope of the provisions of this Section 4 are reasonable, legitimate and fair to the Executive in light of the Company’s need to market its services and sell its products in a large geographic area in order to have a sufficient customer base to make the Company’s business profitable and in light of the limited restrictions on the type of employment prohibited herein compared to the types of employment for which the Executive is qualified to earn his livelihood.

5. Termination.

5.1 Termination Prior to Expiration of Term. The Executive’s employment, and his rights under this Agreement, may be terminated prior to the expiration of the Term of this Agreement only as provided in this Section 5.

5.2 Death or Disability.

(a) The Company may terminate the Executive’s employment hereunder due to death or Disability (as defined below). If the Executive’s employment hereunder is terminated as a result of death or Disability, the Executive (or the Executive’s estate or personal representative in the event of death) shall be entitled to receive (i) all Base Salary due to the Executive through the date of termination; (ii) any previously vested benefits, such as retirement benefits, but excluding stock options, restricted stock or other incentive compensation (other than the incentive compensation set forth in this Agreement, which shall be governed by this Agreement), which shall be governed by the terms of the Company’s respective plans and any agreements to which the Executive is a party in that regard (items (i) and (ii) above collectively referred to as “Accrued Employment Entitlements”); and (iii) all of the proceeds of the life insurance policy (if the Executive’s employment is terminated due to death), or all of the proceeds of the disability insurance policy (if the Executive’s employment is terminated due to Disability), maintained by the Company on behalf of the Executive, as contemplated hereby, provided, however, that clause (iii) is subject to the availability and limitations of such insurance, as contemplated by Section 3.2(a). At the Company’s expense, the Executive and/or the Executive’s dependents shall be entitled to continue to participate in the Company’s welfare benefit plans and programs on the same terms as similarly situated active employees for a period of twelve (12) months from the date the Executive was first unable to substantially perform the Executive’s duties hereunder. The Executive and/or the Executive’s dependents shall thereafter be entitled, at the Company’s expense, to any continuation of such benefits provided under such benefit plans for any period permitted by such plans, but not to exceed twelve (12) months. Following the death or Disability of the Executive, the Executive’s participation under any stock option, restricted stock or other incentive compensation plan shall be governed by the terms of such plans.

(b) “Disability” shall mean a total and permanent physical or mental impairment that (i) renders the Executive unable to perform the essential functions of the Executive’s position, even with reasonable accommodation that does not impose an undue hardship on the Company and (ii) in the opinion of a physician mutually agreed upon by the Company and the Executive (which agreement shall not be unreasonably withheld) will last for a duration of at least six months. The Executive’s Disability shall be determined by the Company, in good faith, based upon information supplied by the Executive and the physician mutually agreed upon by the Company and the Executive. If the Executive is unable to so agree due to a physical or mental condition, then the Company may choose such physician, in its reasonable discretion.

5.3 Termination by the Company for Cause or by the Executive because of a Voluntary Termination.

(a) The Executive’s employment hereunder may be terminated by the Company for Cause (as hereinafter defined) or by the Executive under a Voluntary Termination (as hereinafter defined). If the Executive’s employment hereunder is terminated under this Section 5.3, the Executive shall be entitled to receive the Accrued Employment Entitlements. The Executive’s participation in any stock option, restricted stock or similar incentive compensation plan or program shall be governed by the terms of such plan or program (other than the options contemplated by this Agreement, which will be governed by separate stock option agreements, or other incentive compensation set forth in this Agreement, which shall be governed by this Agreement). Except as specifically set forth in this Section 5.3, the Company shall have no further obligations to the Executive following a termination for Cause, or a Voluntary Termination.

(b) In the event of a Voluntary Termination, provided that the Executive continues to comply with the provisions hereof, including but not limited to Section 4, any stock options that are exercisable as of the effective date of such termination of employment shall remain exercisable for a period of one (1) year following the effective date of such termination of employment, but in no event after the expiration of their term.

(c) “Cause” shall mean (i) the Executive’s indictment for, conviction of, or plea of guilty to, a felony; (ii) the commission of fraud, embezzlement or theft by the Executive in connection with the Executive’s duties; (iii) the intentional wrongful damage to property of the Company or its affiliates; (iv) a material breach of this Agreement by the Executive and/or the Executive’s gross neglect of his duties hereunder; or (v) failure by the Executive to satisfactorily perform his material duties hereunder, as determined by the Board, and failure by the Executive to cure such breach or non-performance, to the extent cure is possible, within thirty (30) days of the Executive’s receipt of written notice by the Board describing the Executive’s failure to perform.

(d) “Voluntary Termination” shall mean a termination of employment by the Executive on his own initiative other than (i) a termination due to Disability or (ii) a termination for Good Reason.

5.4 Termination by the Company Without Cause; Termination by the Executive for Good Reason; Termination Following a Change in Control. The Company may terminate the Executive’s employment hereunder without Cause, and the Executive shall be permitted to terminate his employment hereunder for Good Reason (as hereinafter defined). If (i) the Company terminates the Executive’s employment hereunder without Cause, other than due to death or Disability; (ii) if the Executive effects a termination for Good Reason; or (iii) the Company shall terminate this Agreement for any reason within twelve (12) months after a Change in Control (as defined below) then the Executive shall be entitled to receive the payments and benefits set forth in this Section 5.4, provided that the Executive execute and deliver a release of claims, in form reasonably satisfactory to the Company, and upon expiration of all applicable revocation periods therein, and the Company shall have no further obligations to the Executive following such termination.

(a) The Executive shall be entitled to receive the following in the event of such a termination of employment:

(i) (x) the Executive’s accrued but unpaid Base Salary through the date of termination plus (y) a lump sum amount equal to two hundred percent (200%) of the Executive’s annual Base Salary in effect as of the date of such termination; and

(ii) the Annual Bonus for the fiscal year in which the termination occurred, payable only if earned and payable as provided herein, but prorated based on the number of complete months in the fiscal year prior to such termination; plus

(iii) the Company shall pay the Executive a lump sum amount equal to the cost to cover Executive and the Executive’s dependents for continued participation in the Company’s medical plans under the COBRA provisions of such plans, as of the date of termination, for a period of twelve (12) months from the date of termination. The Executive and/or the Executive’s dependents shall be entitled, at their own expense, to elect to participate in such medical plans to the extent eligibility is provided pursuant to the terms of the respective plan or as required by law, plus

(iv) an amount equal to the difference between (a) $73,750 and (b) the product of the number of months elapsed during the first year times $6,145.83.

(b) Any outstanding stock-based, equity-based or performance compensation awards granted to the Executive shall become fully vested and/or exercisable as of the effective date of such termination of employment and, in the case of stock options, shall remain exercisable for a period of one (1) year following the effective date of such termination of employment, but in no event after the expiration of their term.

(c) “Good Reason” means and shall be deemed to exist if, without the prior written consent of the Executive, (i) the Executive suffers a significant reduction in title, duties, responsibilities, reporting requirements or effective authority associated with his titles and positions as set forth and described in this Agreement, or is assigned any duties or responsibilities inconsistent in any material respect therewith; or (ii) a material breach of this Agreement by the Company; provided that, in any case under subsections (i) or (ii) above the Company has failed to cure the events alleged to constitute Good Reason within thirty (30) days of written notice by the Executive. No termination by the Executive shall be for “Good Reason” unless notice of such termination setting forth in particular the event(s) constituting Good Reason is delivered to the Company within ninety (90) days following the date on which the event constituting Good Reason occurs.

(d) For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred if (A) the Company becomes a subsidiary of another corporation or entity other than an affiliate of the Company or is merged or consolidated into another corporation or entity, with the effect that immediately after such transaction the shareholders of the Company immediately prior to such transaction (or their Affiliates, as defined below) hold less than fifty percent (50%) of the combined voting power of the securities entitled to elect the board of such surviving entity, or substantially all of the assets of the Company are sold to another corporation or entity or (B) any person, corporation, partnership or other entity, either alone or in conjunction with its “Affiliates,” as that term is defined in Rule 405 promulgated under the Securities Act of 1933, as amended, or other group of persons, corporation, partnerships or other entities who are not Affiliates but who are acting in concert, becomes the owner of record or beneficially of securities of the Company that represent more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities entitled to elect the Board; (C) a change in the majority of the Board over a period of twelve (12) months, but only to the extent that any such new member is not approved by the Board at the time of election or appointment; or (D) the Board makes a determination, in its reasonable judgment, that a “Change in Control” of the Company has taken place.

(e) Possible Reduction of Severance Payment. If Executive is terminated without Cause or the Executive terminates his employment for Good Reason within the period beginning six (6) months before and ending twelve (12) months after a Change in Control, and the presumption, if any, under the Treasury Regulations promulgated under Section 280G of the Code that such employment termination was contingent on that Change in Control is not successfully rebutted, then the severance payment specified in Section 5.4 shall be adjusted as set forth below:

(i) The severance payment shall be reduced to an amount equal to 2.99 times the average of the annual compensation which was payable to the Executive by the Company and includible in the Executive’s gross income for federal income tax purposes for the five (5) calendar years ending before the calendar year in which a Change in Control occurred, or for the portion of such period during which Executive was actually employed by the Company if the Executive has been employed by the Company for less than five (5) calendar years (the “Base Period”). Executive’s average annual compensation shall be determined in accordance with the Treasury regulations promulgated under Section 280G(d) of the Code. As used in this Agreement, the term “compensation” shall mean and include every type and form of compensation includible in Executive’s gross income in respect of his employment by the Company, including compensation income recognized as a result of the exercise of stock options or sale of the stock so acquired, except to the extent otherwise provided in the Treasury regulations promulgated under Section 280G(d) of the Code.

(ii) The severance payment shall be further reduced by the amount of any other payment or the value of any benefit received or to be received by Executive in connection with the termination of his employment or contingent upon a Change in Control (whether payable pursuant to the terms of this Agreement, any other plan, agreement or arrangement with the Company) unless (A) the Executive shall have effectively waived in writing his receipt or enjoyment of such payment or benefit prior to the date of payment or receipt of the Severance Payment, (B) in the opinion of tax counsel selected by the Company, such other payment or benefit does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code, or (C) in the opinion of such tax counsel, the Severance Payment (in its full amount or as partially reduced, as the case may be) plus all other payments or benefits which constitute “parachute payments” within the meaning of Section 280G(b)(2) of the Code are deductible by the Company. The value of any non-cash benefit or any deferred payment shall be determined by the independent auditors of the Company in accordance with the principles of Section 280G(d) (3) and (4) of the Code.

6. Other Termination Provisions.

6.1 Separation from Service. Notwithstanding anything to the contrary in this Agreement, with respect to any amounts payable to the Executive under this Agreement that are treated as “non-qualified deferred compensation” subject to Section 409A of the Code in connection with a termination of the Executive’s employment, in no event shall a termination of employment occur under this Agreement unless such termination constitutes Executive’s “separation from service” with the Company as such term is defined in Treasury Regulation Section 1.409A-1(h) and any successor provision thereto (a “Separation from Service”).

6.2 Section 409A Compliance. Notwithstanding anything contained in this Agreement to the contrary, to the maximum extent permitted by applicable law, amounts payable to the Executive pursuant to this Agreement shall be made in reliance upon Treasury Regulation Section 1.409A-1(b)(9) (Separation Pay Plans) or Treasury Regulation Section 1.409A-1(b)(4) (Short-Term Deferrals). However, to the extent any such payments are treated as non-qualified deferred compensation subject to Section 409A of the Code, then if the Executive is deemed at the time of his Separation from Service to be a “specified Executive” for purposes of Section 409A(a)(2)(B)(i) of the Code, then to the extent delayed commencement of any portion of the benefits to which the Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of the Executive’s termination benefits shall not be provided to the Executive prior to the earlier of (i) the expiration of the six-month period measured from the date of the Executive’s Separation from Service or (ii) the date of the Executive’s death. Upon the earlier of such dates, all payments deferred pursuant to this Section 6.2 shall be paid in a lump sum to the Executive. The determination of whether the Executive is a “specified Executive” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his Separation from Service shall made by the Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including without limitation Treasury Regulation Section 1.409A-1(i) and any successor provision thereto).

7. In-Kind Benefits and Reimbursements. Notwithstanding anything to the contrary in this Agreement, in-kind benefits and reimbursements provided under this Agreement during any tax year of the Executive shall not affect in-kind benefits or reimbursements to be provided in any other tax year of the Executive and are not subject to liquidation or exchange for another benefit. Notwithstanding anything to the contrary in this Agreement, reimbursement requests must be timely submitted by the Executive and, if timely submitted, reimbursement payments shall be made to the Executive as soon as administratively practicable following such submission, but in no event later than the last day of the Executive’s taxable year following the taxable year in which the expense was incurred. In no event shall the Executive be entitled to any reimbursement payments after the last day of the Executive’s taxable year following the taxable year in which the expense was incurred. This paragraph shall only apply to in-kind benefits and reimbursements that would result in taxable compensation income to the Executive.

8. Section 409A; Separate Payments. This Agreement is intended to be written, administered, interpreted and construed in a manner such that no payment or benefits provided under the Agreement become subject to (a) the gross income inclusion set forth within Code Section 409A(a)(1)(A) or (b) the interest and additional tax set forth within Code Section 409A(a)(1)(B) (together, referred to herein as the “Section 409A Penalties”), including, where appropriate, the construction of defined terms to have meanings that would not cause the imposition of Section 409A Penalties. In no event shall the Company be required to provide a tax gross-up payment to Executive or otherwise reimburse the Executive with respect to Section 409A Penalties. For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), each payment that the Executive may be eligible to receive under this Agreement shall be treated as a separate and distinct payment.

9. Arbitration.

9.1 General. Any dispute, controversy or claim arising out of or relating to this Agreement, the breach hereof or the coverage or enforceability of this arbitration provision may be settled by arbitration in Dallas/Fort Worth, Texas (or such other location as the Company and the Executive may mutually agree), conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as such rules are in effect in Dallas/Fort Worth, Texas on the date of delivery of demand for arbitration. The arbitration of any such issue, including the determination of the amount of any damages suffered by either party hereto by reason of the acts or omissions of the other, shall be to the exclusion of any court of law. Notwithstanding the foregoing, either party hereto may seek any provisional remedy in a court, including but not limited to an action for injunctive relief or attachment in connection with alleged violations of Section 4 hereof, without waiving the right to arbitration.

9.2 Procedure.

(a) Either party may demand such arbitration by giving notice of that demand to the other party. The notice shall state (x) the matter in controversy and (y) the name of the arbitrator selected by the party giving the notice.

(b) Not more than fifteen (15) days after such notice is given, the other party shall give notice to the party who demanded arbitration of the name of the arbitrator selected by the other party. If the other party shall fail to timely give such notice, the arbitrator that the other party was entitled to select shall be named by the Arbitration Committee of the American Arbitration Association. Not more than fifteen (15) days after the second arbitrator is so named, the two arbitrators shall select a third arbitrator. If the two arbitrators shall fail to timely select a third arbitrator, the third arbitrator shall be named by the Arbitration Committee of the American Arbitration Association.

(c) Any award made by a majority of the arbitrators shall be conclusive and binding on the parties, and may be made the subject of a judgment of any court having jurisdiction.

9.3 Costs and Expenses. Unless the arbitrators shall determine that it is equitable to allocate expenses of the arbitration in a different manner, all expenses of the arbitration shall be borne equally by the Company and the Executive, and each party shall be solely responsible for its own legal fees and expenses.

10. Non-Assignment. This Agreement shall not be assignable nor the duties hereunder delegable by the Executive. None of the payments hereunder may be encumbered or in any way anticipated. The Company shall not assign this Agreement nor shall it transfer all or any substantial part of its assets without first obtaining in conjunction with such transfer the express assumption of the obligations hereof by the assignee or transferee.

11. Remedies. The Executive acknowledges that the services the Executive is to render under this Agreement are of a unique and special nature, the loss of which cannot reasonably or adequately be compensated for in monetary damages, and that irreparable injury and damage will result to the Company in the event of any default or breach of this Agreement by the Executive. Accordingly, the Executive agrees that the Company will, in addition to any other remedies available to it at law, in equity or, without limitation, otherwise, be entitled to injunctive relief and/or specific performance to enforce the terms, or prevent or remedy the violation, of any provisions of this Agreement, including without limitation, the provisions of Section 4 hereof. This provision shall not constitute a waiver by the Company of any rights to damages or other remedies which it may have pursuant to this Agreement or otherwise.

12. Survival. The provisions of Sections 4, 5, 6 through 11 shall survive the expiration or earlier termination of this Agreement.

13. Taxes. All payments to the Executive under this Agreement shall be reduced by all applicable withholding required by Federal, state or local law.

14. Life Insurance. The Company, in its discretion, may apply for and procure in its own name and for its own benefit, life insurance on the life of the Executive in any amounts considered advisable by the Company, in addition to the insurance described in Section 3.2(a), and the Executive shall submit to any medical or other examinations and execute and deliver any application or other instrument in writing, that is reasonably necessary to effectuate such insurance and shall otherwise reasonably cooperate with the Company in connection therewith.

15. No Obligation to Mitigate; No Rights of Offset.

(a) The Executive shall not be required to mitigate the amount of any payment or other benefit required to be paid to the Executive pursuant to this Agreement, whether by seeking other employment or otherwise, nor shall the amount of any such payment or other benefit be reduced on account of any compensation earned by the Executive as a result of employment by another person.

(b) The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others.

16. Notices. Any notice or other communications relating to this Agreement shall be in writing and delivered personally or mailed by certified mail, return receipt requested, or sent by overnight courier, to the party concerned at the address set forth below:

If to the Company:	Oryon Technologies, Inc.
4251 Kellway Circle
Addison, Texas 75001
Attn: Chairman of Compensation Committee

If to the Executive:	At the Executive’s residence address as maintained by the Company in the regular course of its business for payroll purposes.

Either party may change the address for the giving of notices at any time by notice given to the other party under the provisions of this Section 16.

17. Entire Agreement. This Agreement, constitutes the entire agreement between the parties and supersedes all prior written and oral agreements and all contemporaneous oral agreements, understandings and negotiations with respect to the subject matter hereof. This Agreement supersedes all obligations of the Company and its subsidiaries with respect to any unpaid compensation of any kind payable to the Executive with respect to any period prior to the Effective Date. This Agreement may not be changed orally, but only by an agreement in writing signed by both parties.

18. Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one agreement.

19. Construction. This Agreement shall be governed under and construed in accordance with the laws of the State of Texas, without regard to the principles of conflicts of laws. The paragraph headings and captions contained herein are for reference purposes and convenience only and shall not in any way affect the meaning or interpretation of this Agreement. It is intended by the parties that this Agreement be interpreted in accordance with its fair and simple meaning, not for or against either party, and neither party shall be deemed to be the drafter of this Agreement.

20. Severability. If any portion or provision of this Agreement is determined by arbitration or by a court of competent jurisdiction to be invalid, illegal or unenforceable, the remaining portions or provisions hereof shall not be affected. The covenants in this Agreement are severable and separate, and the unenforceability of any specific covenant shall not affect the enforceability of any other covenant. Moreover, in the event any arbitrator or court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the arbitrator or court deems reasonable, and this Agreement shall thereby be reformed.

21. Binding Effect. The rights and obligations of the parties under this Agreement shall be binding upon and inure to the benefit of the permitted successors, assigns, heirs, administrators, executors and personal representatives of the parties.

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IN WITNESS WHEREOF, the parties have executed this Agreement on the day and in the year first written above.

COMPANY:

ORYON TECHNOLOGIES, INC.

By:	/s/ Jon Stuart Ross
Name:	Jon Stuart Ross
Title:	Chair, Compensation Committee

EXECUTIVE:

/s/ Thomas P. Schaeffer
Thomas P. Schaeffer

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